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NEITHER THE OFFER NOR SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS
BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "ACT"). THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS, THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR UNLESS SOLD PURSUANT TO RULE 144 OR REGULATION S UNDER THE ACT.

                             ZBB ENERGY CORPORATION
                             8% SENIOR SECURED NOTE
                               DUE: JULY 14, 2008

No. 1                                                              June 14, 2006
$1,113,333                                                    New York, New York

     FOR VALUE RECEIVED, the undersigned, ZBB ENERGY CORPORATION (herein called the "COMPANY"), a corporation organized and existing under the laws of the State of Wisconsin, promises to pay to ABS SOS-PLUS PARTNERS, LTD., or registered assigns, the principal sum of One Million One Hundred Thirteen Thousand Three Hundred Thirty-Three Dollars (US$1,113,333) on July 14, 2008, with interest (computed on the basis of a 360-day year) on the amount equal to 75% of the unpaid balance thereof at the rate of eight percent (8.00%) per annum from the date hereof, payable quarterly, on the 14th day of each July, October, January and April, commencing July 14, 2006, until the principal hereof shall have become due and payable, provided, however, that the interest rate shall be the Default Rate, as defined in the Note Purchase Agreement dated as of June 14, 2006 by and between the Company and the respective Buyers named therein (as from time to time amended, the "NOTE PURCHASE AGREEMENT"), on all outstanding principal if a Default or an Event of Default, as such terms are defined in the Note Purchase Agreement, has occurred and is continuing.

     Payments of principal of, and interest on, this Note are to be made in lawful money of the United States of America at such place as provided in the Note Purchase Agreement. This Note is one of a series of Senior Secured Notes (herein called the "NOTES") issued pursuant to the Note Purchase Agreement, and is subject to other terms as set forth in the Note Purchase Agreement.

     This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this
Note is

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registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

     Payment of the principal of, and interest on, this Note, and all other amounts due under the Note Purchase Agreement, is guaranteed by certain subsidiaries of the Company and secured by certain assets of the Company and such subsidiaries as provided in the Note Purchase Agreement.

     This Note may be converted into the capital stock of the Company as provided in the Note Purchase Agreement.

     This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

     It is intended that all interest paid hereunder shall constitute "portfolio interest" within the meaning of Section 871(h) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

                                     ZBB ENERGY CORPORATION


                                     By:
                                         ---------------------------------------
                                         Robert Parry
                                         Chief Executive Officer


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